EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Discovery Laboratories, Inc. for the registration of 4,440,222 shares of its common stock and to the incorporation by reference therein of our report dated February 25, 2000, with respect to the consolidated financial statements for the year ended December 31, 1999 included in its annual report on Form 10-KSB for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


Richard A. Eisner & Company, LLP

New York, New York
October 25, 2001